Exhibit 23

                 Consent of Independent Public Accountants
    As independent public accountants, we hereby consent to the incorporation by reference of our reports dated November 9, 1998 (except with respect to the matter discussed in Note 17, as to which the date is November 24, 1998), included in or incorporated by reference into Thermo Ecotek Corporation's Form 10-K for the fiscal year ended October 3, 1998, into the Company's previously filed Registration Statement on Form S-8 (No. 33-91538), Registration Statement on Form S-8 (No. 33-91542), Registration Statement on Form S-8 (No. 33-91546), Registration Statement on Form S-8 (No. 33-91544), Registration Statement on Form S-8 (No. 33-91548), and Registration Statement on Form S-8 (No. 33-80753).



                                               Arthur Andersen LLP



Boston, Massachusetts
January 8, 1999